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Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Erin Williams
Vice President and Treasurer
Argosy Gaming Company
(618) 474-7500

ARGOSY GAMING COMPANY TO PURSUE
$350 MILLION PRIVATE PLACEMENT OF
SENIOR SUBORDINATED NOTES

        Alton, IL, February 3, 2004-Argosy Gaming Company (NYSE:AGY) announced today that it is pursuing through a private placement the issuance of $350 million of Senior Subordinated Notes due 2014.

        The Senior Subordinated Notes will rank equally with all of the Company's other unsecured senior subordinated indebtedness and will be junior to the Company's senior indebtedness.

        Proceeds from the Senior Subordinated Notes offering, together with borrowings under the Company's amended credit facility, will be used to fund the repurchase of the Company's 10 3/4% Senior Subordinated Notes due 2009.

        The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Company has agreed that after the issuance of the Senior Subordinated Notes it will file a registration statement relating to an exchange offer for the Senior Subordinated Notes under the Securities Act of 1933.

        Argosy Gaming Company is a leading owner and operator of six casinos located in the central United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

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  Exhibit 99.1